EXHIBIT 10.2
(English Translation)

Da Shi Qiao Gas Pipeline Construction Project
Investment Agreement

Between:
Party A: Da Shi Qiao Urban and Rural construction Bureau
Party B: TianJin Singocean Gas Co Ltd.,

Project Name:
Da Shi Qiao Gas Pipeline Project
Project Detail:
Party B will invest in gas pipeline extension project in Da Shi Qiao Urban area in order to replace current bottled LNG. Party B will supply gas for residents. Party B also supply gas to industry and public facilities if possible.

Resources of Gas:
CNG in the near future and Natural gas or mixed gas in long term. Thermal value of gas should be 9000-12000kc/m3.

Project Investment、scale and construction phase:

1 、	Total investment (RMB): 100 million

2 、	Scale:
1st phase: 3,000 users
2nd phase: 15,000 users
3rd phase: 22,000 users

3 、	Construction phase:
1st phase: from September to December 2003
2nd phase: from January to December 2004
3rd phase: from January to December 2005

Party A’s Responsibility

1 、
Party A will work with local government for undertaking the project from ex-investor to current investor. The take over is based on that the previously construction is completed in accordance with project design requirement.

2 、	Party A will be in charge of verification on the previously completed construction.

3 、	The project design and construction plan of Party B will put in practice only after getting the approval from Party A

4 、
Party A claim that all residential projects on new construction、reconstruction and continuous construction include in the installation of gas pipeline project. The gas pipeline installation fee will account into the costs of construction, without it the project will not be designed、approved and examined.

5 、	Party A will not program and give approval to any gas pipeline projects if Party B can fulfill the gas supply to end users in the urban area.

6 、	The active supporting policy to Party B can be compared to ex-investors and the government will renew the files to confirm.

Party B’s Responsibility

1 、
Party B will and establish and register a subsidiary company, the company will be in charge of the construction of the project、management and the collection of connection fee. The company will operate independently and take its own responsibility of profits and losses.

2 、
Party B agree to takeover the auditing process of previous project and continue to complete the unfinished gas pipeline project in Da Shi Qiao. Party B will accept the takeover principles and means between Party A and Party B.

3 、	The project construction need go along with the city programming and design scheme and project design documents by ShenYang Gas Design institute of Construction Ministry.

4 、
Party B will insure the completion of the gas factory、main gas pipeline and part of branch pipeline. Party B also insure gas connection to end user even the number of users less than 3,000. Party B will ensure to transfer 25 million RMB to assigned bank account within 15 days after the execution of this agreement for construction of gas pipeline (12 million RMB for purchase the previous project and 13 million RMB for the construction fee of the first phase).

5 、
In order to guarantee the project quality, the purchase of equipment and materials will be in accordance with the requirement of design and national standard and the project will be restrictedly comply the standard of ISO9001:2000.

6 、	For the safety purpose, Party B will install necessary equipments. The gas price will be approved by the Da Shi Qiao price bureau.

7 、	Party B promise:

(1)	Gas supply will take low profit policy and the gas price will lower than other cities nearby.
(2)	The connection fee will be collected in once two months after the use of gas by the end users.
(3)	If the gas pipeline will connect with natural gas pipeline, Party B will be responsible for all costs and the users will not repay any connection fee.
(4)	The connection fee by each user will be transferable with its property.

Gas price and the collection of connection fee

1 、
The gas sale price will take the low price principle and follow the market price. According to the feasibility study, the gas price will not higher than 3.4 yuan/m3 for the residents and 3.6 yuan/m3 for the public facility. The gas price will be approved by the Da Shi Qiao price Bureau.

2 、
The connection fee of each user will not be higher than 2600 yuan (exclude alarm equipment and IC card). The connection fee of non-resident users will depend on the gas consumption, the standard will not be higher than 5100--10000 yuan/10kc.

3 、
The construction fee and connection fee on new construction、reconstruction and continuous construction projects will sign the new agreement between project constructor and Party B under the negotiation of Gas department Construction Bureau. The connection on end users will be charged two months after the successful gas supply.

Other general terms:

1 、	Party A and Party B will organize a team for project development.

2 、	After the execution of this agreement, if a party withdraws the project without the agreement of the non-withdrawing Party, the withdrawing Party will take the full responsibility.

3 、	Party A and Party B will strictly execute this agreement.

4 、	This agreement will be executed after the signature of each Party, Each Party takes 3 copies of this agreement.

5 、	If any disputes raise between both Parties, each Party can take the legal action to the local court.